Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

NASDI, LLC,

a Delaware limited liability company

TABLE OF CONTENTS

		PAGE

ARTICLE I
DEFINITIONS; CONSTRUCTION

1.1	Definitions	1
1.2	Construction	8
1.3	Financial Definitions	8

ARTICLE II
THE COMPANY

2.1	Organization	8
2.2	Company Name	9
2.3	Purpose	9
2.4	Powers	9
2.5	Principal Place of Business	9
2.6	Term	9
2.7	Filings; Agent for Service of Process	9

ARTICLE III
CLASSES OF MEMBERS AND INTERESTS; ADDITIONAL FINANCING AND CONTRIBUTIONS

3.1	Classes of Members and Interests	10
3.2	Additional Capital or Financing	10
3.3	Additional Capital Contributions	10
3.4	Other Matters	10
3.5	Incurrence of Indebtedness	10

ARTICLE IV
ALLOCATIONS

4.1	Profits and Losses	11
4.2	Special Allocations	11
4.3	Other Allocation Rules	12
4.4	Tax Allocations: Code Section 704(c) Allocations	12

ARTICLE V
DISTRIBUTIONS

5.1	Distributions of Available Cash Flow	13
5.2	Tax Distributions	14
5.3	Withholding	14

ARTICLE VI
MANAGEMENT POWER, RIGHTS AND DUTIES

6.1	Management	14

i

6.2	Voting or Other Actions by Members	19
6.3	Transactions with the Company	19
6.4	Limited Liability	20
6.5	Indemnification	20

ARTICLE VII
BOOKS AND RECORDS

7.1	Books and Records; Inspection by Members	22
7.2	Tax Matters	23
7.3	Financial Records	23
7.4	Fiscal Year	23
7.5	Deposits	24
7.6	Checks, Drafts, Etc.	24
7.7	Accountant	24
7.8	Legal Counsel	24

ARTICLE VIII
TRANSFER OR ASSIGNMENT OF INTERESTS

8.1	Restrictions on Transfer; Certain Representations and Warranties	24
8.2	Certain Permitted Transfers	24
8.3	Drag-Along	25
8.4	Tag Along	25
8.5	Call Options	25

ARTICLE IX
RESTRICTION ON THE RIGHT TO PURCHASE

9.1	Restriction on the Right to Purchase	26

ARTICLE X
DISSOLUTION AND WINDING UP

10.1	Liquidating Events	26
10.2	Winding Up	27
10.3	Gross Asset Value	27
10.4	Capital Account Deficit Restoration	27

ARTICLE XI
AMENDMENTS

11.1	Amendments	28

ARTICLE XII
MISCELLANEOUS

12.1	Notices	28
12.2	Binding Effect	28
12.3	Creditors	28
12.4	Remedies Cumulative	28

ii

12.5	Headings	28
12.6	Severability	28
12.7	Incorporation by Reference	29
12.8	Further Action	29
12.9	Governing Law	29
12.10	Consent to Jurisdiction	29
12.11	Waiver of Action for Partition	29
12.12	Counterpart Execution	29

SCHEDULE I -	INTERESTS OF MEMBERS
SCHEDULE II -	UNANIMOUS APPROVAL OF BOARD OF MANAGERS
EXHIBIT A -	FORM OF SUPPLEMENT

iii

LIMITED LIABILITY COMPANY AGREEMENT

OF

NASDI, LLC

This LIMITED LIABILITY COMPANY AGREEMENT of NASDI, LLC is entered into this 30th day of April, 2008, by and among each of the signatories hereto (collectively, the “Initial Members”), pursuant to the provisions of the Act (as defined below).

NOW, THEREFORE, the Initial Members, in consideration of the premises, covenants and agreements contained herein (the sufficiency of which consideration each party does hereby acknowledge), do hereby agree as follows:

ARTICLE I
DEFINITIONS; CONSTRUCTION

1.1           Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth in this Article I (such meanings to be equally applicable in both the singular and plural forms of the term defined).

“Act” means the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (or any corresponding provisions of succeeding law).

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Company taxable year (or period), after crediting to such Capital Account any amounts the Member is obligated to restore pursuant to this Agreement or Regulations Section 1.704-1(b)(2)(ii)(c) or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5).

“Affiliate” means any (i) corporation, partnership, trust, limited liability company or other entity controlled by or under common control with any Member or in which a Member is or may be an officer, director, shareholder, partner (general or limited), trustee, member, manager, owner or employee; (ii) officer, director, shareholder, partner (general or limited), trustee, member, manager, owner or employee of any corporation, partnerships, trust, limited liability company or other entity controlled by or under common control with a Member; and (iii) corporation, partnership, trust, limited liability company or other entity or business in which a Member has any interest whatsoever.

“Agreement” means this Limited Liability Company Agreement, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Tax Rate” has the meaning set forth in Section 5.2(a).

“Available Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) EBITDA, plus (b) the Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Indebtedness (excluding repayments of revolving lines of credit except to the extent the revolving lines of credit are permanently reduced in connection with such repayments), (b) Capital Expenditures, except to the extent financed with the proceeds of Capital Contributions, other financings or asset sales, (c) Interest Expense to the extent paid in cash, (d) distributions paid to the members of the Company (including tax distributions) with respect to such period, (e) management fees paid by the Company to NASDI Holdings or any other Affiliate with respect to such period, and (f) any reserves reasonably determined by the Board of Managers for working capital, capital improvements, payments of periodic expenditures, debt service or other purposes.

“Berardi” means Christopher A. Berardi, an individual residing in the Commonwealth of Massachusetts.

“Berardi Manager” has the meaning set forth in Section 6.1.

“Board of Managers” has the meaning set forth in Section 6.1.

“Call Events” has the meaning set forth in Section 8.5(a).

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in compliance with Regulations Sections 1.704-1(b) and 1.704-2.  In the event the Board of Managers shall determine, in good faith with a reasonable basis, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members) are computed in order to comply with such Regulations, the Board of Managers may make such modification.  The Board of Managers also shall (i) make any adjustments that are necessary or appropriate to comply with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) or 1.704-2.

“Capital Contributions” means, with respect to any Member, at the time of its contribution to the Company, the amount of money and the initial Gross Asset Value of any Property (other than money), net of the amount of any debt to which such Property is subject, contributed to the Company with respect to the Interest in the Company held by such Member, as set forth on Schedule I.  The principal amount of a promissory note which is not readily tradable on an established securities market and which is contributed to the Company by the maker of the note will not be included in the Capital Account of any Person until the Company makes a taxable disposition of the note or until (and to the extent) such Member makes principal payments on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

“Capital Expenditures” means, for any period, the aggregate of all expenditures of the Company during such period that, in accordance with GAAP, are included in “purchase of property and equipment” or similar items reflected in the statement of cash flows of the Company.

“Cause” has the meaning set forth in the Employment Agreement.

“Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware in accordance with the Act, as such Certificate may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Act.

“Change of Control” has the meaning set forth in the Great Lakes Indenture.

“Class A Interest” means an Interest in the Company designated as a Class A Interest.

“Class A Liquidation Preference Amount” means $28 million.

“Class A Managers” has the meaning set forth in Section 6.1.

“Class A Member” means a Member holding a Class A Interest.

“Class A Percentage Interest” means, with respect to a Class A Member, the percentage set forth opposite such Class A Member’s name on Schedule I under the heading “Class A Percentage Interest”.

“Class B Interest” means an Interest in the Company designated as a Class B Interest.

“Class B Member” means a Member holding a Class B Interest.

“Class B Percentage Interest” means, with respect to a Class B Member, the percentage set forth opposite such Class B Member’s name on Schedule I under the heading “Class B Percentage Interest”.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” means the limited liability company formed upon the filing of the Certificate pursuant to the Act and governed by this Agreement and the Person continuing the business of this company in the event of dissolution as herein provided.

“Current Assets” means, as at any date of determination, the total assets of the Company that may properly be classified as current assets in conformity with GAAP, excluding cash and cash equivalents.

“Current Liabilities” means, as at any date of determination, the total liabilities of the Company that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“EBITDA” means, for any period, an amount determined for the Company equal to the sum, without duplication, of the amounts for such period of (i) Net Income, plus (ii) to the extent reducing Net Income, (a)  Interest Expense, (b) total depreciation expense, (c) total amortization expense, and (d) other non-cash items, in each case in this clause (ii)(d), excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period, minus (iii) non-cash items increasing Net Income for such period, in each case in this clause (iii), excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period.

“Employment Agreement” means that certain Employment Agreement dated as of April 30, 2008 by and between Berardi and NASDI Holdings, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Family” means, with respect to a Member, (a) a spouse, ancestor or descendant of such Member, or (b) a spouse of an ancestor or descendant of such Member, or (c) a trustee of a trust solely for the benefit of, or a custodian under the Uniform Gifts to Minors Act for, one or more of the foregoing and/or such Member.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GLD Corporation” means Great Lakes Dredge & Dock Corporation, a Delaware corporation.

“Great Lakes Bonding Agreement” means that certain Third Amended and Restated Underwriting and Continuing Indemnity Agreement dated as of December 22, 2003 by and among GLD Corporation, certain of its subsidiaries from time to time party thereto, Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America, as the same may be amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time.

“Great Lakes Credit Agreement” means that certain Credit Agreement dated as of June 12, 2007 by and among GLD Corporation, the other Loan Parties from time to time party thereto, the financial institutions from time to time party thereto as Lenders and LaSalle Bank National Association, as Swing Line Lender, Issuing Lender and Administrative Agent, as the same may be amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time.

“Great Lakes Indenture” means that certain Indenture dated as of December 22, 2003 by and among GLD Corporation, the Subsidiary Guarantors from time to time party thereto and BNY Midwest Trust Company, as trustee, as the same may be amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time.

“Gross Asset Value” means, for any asset, such asset’s adjusted basis for federal income tax purposes, as adjusted from time to time to reflect the adjustments that are required or permitted by, or are consistent with, Regulations Section 1.704-1(b)(2)(iv)(d) – (g), (j) – (n) and (p) – (r); provided, however, that:

(a)           the initial fair market value of any asset contributed by a Member to the Company shall be as agreed to by the contributing Member and the Board of Managers; and

(b)           the adjustments permitted pursuant to an event described in Regulations Section 1.704-1(b)(2)(iv)(f)(5) (excluding the liquidation of the Company described therein) shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

“Indebtedness” means all indebtedness for money borrowed and other liabilities that would be required to be reflected as indebtedness on a balance sheet prepared in accordance with GAAP.

“Interest” means a Member’s limited liability company interest in the Company (whether such Member has a Class A Interest or a Class B Interest), including any and all benefits to which the holder of such Interest may be entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.

“Interest Expense” means, for any period, total interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest) of the Company with respect to all outstanding Indebtedness of the Company, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under hedging obligations.

“Liquidating Events” has the meaning set forth in Section 10.1.

“Management Agreement” means that certain Management Agreement dated as of April 30, 2008 by and between NASDI Holdings and the Company, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Members” mean, initially, each of the Initial Members and thereafter any Person that holds an Interest in the Company, whether as an Initial Member (whether such Member is a Class A Member or a Class B Member) or a Permitted Transferee hereunder; each of the Members is a “Member”.

“NASDI Holdings” means NASDI Holdings Corporation, a Delaware corporation.

“Net Income” means, for any period, the net income (or loss) of the Company for such period taken as a single accounting period determined in conformity with GAAP; provided, however, that net income (or loss) shall exclude any gains or losses attributable to asset sales and non-cash extraordinary gains or losses.

“Net Taxable Income” has the meaning set forth in Section 5.2(a).

“Nonrecourse Deductions” has the same meaning as set forth in Regulations Section 1.704-2(b).  The amount of Nonrecourse Deductions for any Company taxable year equals the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain attributable to Nonrecourse Liabilities during such Company taxable year over the aggregate amount of any distributions during such Company taxable year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain attributable to Nonrecourse Liabilities, determined according to the provisions of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the same meaning given such term in Regulations Section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 6.1(d).

“Partner Minimum Gain” has the same meaning as “partner nonrecourse debt minimum gain” set forth in Regulations Section 1.704-2(i)(2), and shall be computed as provided in Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the same meaning given such term in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the same meaning given such term in Regulations Section 1.704-2(i).  The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for any Company taxable year equals the excess, if any, of the net increase, if any, in the amount of Partner Minimum Gain attributable to such Partner Nonrecourse Debt during such Company taxable year over the aggregate amount of any distributions during such Company taxable year to the Member that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Minimum Gain attributable to such Partner Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i).

“Partnership Minimum Gain” shall have the same meaning given such term in Regulations Section 1.704-2(b)(2), and shall be computed as provided in Regulations Section 1.704-2(d).

“Permitted Transferee” has the meaning set forth in Section 8.2.

“Person” means any individual, general partnership, limited partnership, corporation, trust, limited liability company or other association or entity.

“Profits” and “Losses” and reference to any item of income, gain, loss or deduction thereof mean, for each Company taxable year, an amount equal to the Company’s taxable income or loss for such Company taxable year, determined in accordance with Code Section 703(a) (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 702(a)), with the following adjustments:

(a)           any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b)           any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as expenditures described in Code Section 705(a)(2)(B) pursuant to Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c)           in the event the Gross Asset Value of any Company asset is adjusted in accordance with the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account as an item of income, gain, loss or deduction from the disposition of such asset for purposes of computing Profits or Losses; and

(d)           notwithstanding any other provision of this definition of “Profits” and “Losses,” any items which are specially allocated pursuant to Section 4.2 will not be taken into account.

“Property” means all real and personal property acquired and held by, or contributed to, the Company and any improvements thereto and shall include both tangible and intangible property.

“Regulations” means the final or temporary regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Sale Transaction” means (i) a sale of an Interest; (ii) a sale of all or a material portion of the business and assets of the Company and its Subsidiaries; or (iii) a merger, consolidation, reorganization or similar transaction pursuant to which a Third Party acquires control of the Company or its business.

“SEC” means the Securities and Exchange Commission or any successor federal government agency or agencies with similar regulatory and enforcement authority.

“Service” means the Internal Revenue Service of the United States of America or any successor federal government agency or agencies with similar regulatory and enforcement authority.

“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the managers or directors of such entity.

“Supplement” means a Supplement to this Agreement in the form of Exhibit A attached hereto and made a part hereof.

“Tax Matters Partner” has the meaning set forth in Section 7.2(b).

“Third Party” means any bona fide, non-related, non-affiliated third-party offeror.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation or other disposition or encumbrance and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate or otherwise dispose of or encumber.

“Transferee” means any Person who has acquired a beneficial interest in the Interest of a Member of the Company.

“Transferor” means any Member who has Transferred or who is Transferring all or any part or interest in its Interest.

“Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Working Capital Adjustment” means, for any period, the amount (which may be a negative number) of the following, without duplication, (i) Working Capital as of the beginning of such period, minus (ii) Working Capital as of the end of such period.

1.2                                 Construction.  Every covenant, term and provision of this Agreement shall be construed according to its fair meaning and not for or against any Member.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter, and the singular includes the plural and vice-versa.  All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes.  The term “including” means “including, without limitation.”  Any accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.  For the purpose of this Agreement, any definition incorporating, by reference to the Code or the Regulations, the term “partner” or “partnership” shall mean “Member” or “Company”, respectively.  Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

1.3                                 Financial Definitions.  Except as otherwise expressly provided herein, all financial definitions (including, without limitation, the definitions of “EBITDA,” “Available Cash Flow,” “Capital Expenditures,” “Current Assets,” “Current Liabilities,” “Interest Expense,” “Net Income” and “Working Capital”) shall be determined solely with respect to the Company in accordance with GAAP, but shall not be determined on a consolidated basis.

ARTICLE II
THE COMPANY

2.1                                 Organization.  The Initial Members hereby agree to form a limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.  Each of the Initial Members shall be deemed admitted as a member of the Company upon such Member’s execution of this Agreement.

2.2                                 Company Name.  The name of the limited liability company formed hereby shall initially be “NASDI, LLC”.  All business of the Company shall be conducted in such name or such other name as the Board of Managers may, from time to time, determine.  The Company shall hold all of its property in the name of the Company and not in the name of any Manager, Officer or Member.

2.3                                 Purpose.  The purpose and business of the Company shall be to conduct and transact any and all lawful business for which limited liability companies may be organized under the Act.

2.4                                 Powers.  The Company shall possess and may exercise all the powers and privileges granted by the Act, all other applicable law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion and attainment of the business, purposes or activities of the Company.

2.5                                 Principal Place of Business.  The principal place of business of the Company shall be 2122 York Road, Oak Brook, IL 60523, or such other location as may be agreed by the Board of Managers from time to time.

2.6                                 Term.  The term of the Company shall be perpetual unless and until the Company is dissolved pursuant to the Act or as set forth herein.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Act.

2.7                                 Filings; Agent for Service of Process.

(a)           The Certificate has been filed in the office of the Secretary of State of the State of Delaware in accordance with the provisions of the Act.  The Officers shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company under the laws of the State of Delaware.  The Board of Managers shall cause amendments to the Certificate to be filed whenever required by the Act.  Such amendments shall be executed by any Officer.

(b)           The Members hereby ratify and adopt the Certificate filed with the Secretary of State of the State of Delaware and all actions taken by Timothy D. Kincaid in connection with the preparation and filing of the Certificate.  Any Officer may execute and file such forms or certificates and may take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company under the laws of any other states or jurisdictions in which the Company engages in business.

(c)           The registered agent for service of process on the Company in the State of Delaware, and the address of such agent, shall initially be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Members may change the registered agent and appoint successor registered agents.

(d)           Upon the dissolution of the Company, but subject to the election by the remaining Class A Members to continue the business of the Company pursuant to Section 10.1, the Managers (or, in the event there are no Managers, the Person responsible for the winding up and dissolution of the Company pursuant to Article X hereof), shall execute and cause to be filed articles of dissolution in accordance with the Act and the laws of any other states or jurisdictions in which the Company has registered to transact business or otherwise filed articles.

ARTICLE III
CLASSES OF MEMBERS AND INTERESTS;
ADDITIONAL FINANCING AND CONTRIBUTIONS

3.1           Classes of Members and Interests.  The Company shall issue two (2) types of ownership interests:  Class A Interests and Class B Interests, each with such rights, preferences and obligations as set forth in this Agreement.  The name, address, taxpayer identification number, Capital Contributions and Class A Percentage Interest or Class B Percentage Interest, as applicable, of the Members are set forth on Schedule I hereto.  The Members shall update Schedule I from time to time to reflect any changes to the information set forth therein.

3.2           Additional Capital or Financing.  The sums of money required to finance the business and affairs of the Company shall be derived from the Capital Contributions, from funds generated from the operation and the business of the Company and from Indebtedness.

3.3           Additional Capital Contributions.  No additional Capital Contributions shall be permitted or required by any Member.

3.4           Other Matters.

(a)           Except as otherwise provided in this Agreement, no Member shall demand or receive a return of its Capital Contributions from the Company without the consent of the Board of Managers.  Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash.

(b)           No Member shall receive any interest, salary or drawing with respect to such Member’s Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in this Agreement.

3.5           Incurrence of Indebtedness.

(a)           The Board of Managers has heretofore approved the Company entering into (i) guaranties of the Great Lakes Credit Agreement and the Great Lakes Indenture, and (ii) the Great Lakes Bonding Agreement as an “Indemnitor” thereunder.

(b)           The incurrence of any Indebtedness by the Company shall require the approval of the members of the Board of Managers; provided, however, that the incurrence of Indebtedness of the Company in an aggregate amount in excess of $500,000 outstanding at any time shall require the approval of all the members of the Board of Managers.

(c)           Notwithstanding Section 6.3, in the event that GLD Corporation or any other Affiliate of GLD Corporation lends money to the Company for any purpose, the terms of such Indebtedness shall be approved by the Board of Managers, provided that the following terms shall apply: (i) such Indebtedness shall accrue interest at a per annum rate of not less than the sum of (A) the interest rate in effect from time to time that is the “Base Rate” as defined in the Great Lakes Credit Agreement (or any comparable definition), such rate changing as and when the Base Rate changes under the Great Lakes Credit Agreement, plus (B) one percent (1%); and (ii) interest shall be payable quarterly in cash.

ARTICLE IV
ALLOCATIONS

4.1           Profits and Losses.  Subject to, and after application of, the allocations rules in Section 4.2 and 4.3 hereof, Profits and Losses shall be allocated among the Members for each Company taxable year so as to produce, as nearly as possible, an Adjusted Capital Account balance for each Member (determined without taking into account distributions for such year) equal to (a) the Available Cash Flow and Gross Asset Value of property actually distributed to the Member within such Company taxable year, plus (b) the hypothetical Available Free Cash Flow that would be distributed to such Member pursuant to Section 5.1(a) (or pursuant to Section 10.2 hereof upon liquidation of the Company) if each Company asset were sold for an amount equal to the sum of (i) the Gross Asset Values of the assets at the end of such year, plus (ii) the aggregate Partnership Minimum Gain and Partner Minimum Gain at the end of such year, and the Company paid all its remaining liabilities, and such hypothetical Available Free Cash Flow from such deemed sale were immediately distributed.

4.2           Special Allocations.

(a)           Partner Nonrecourse Deductions shall be allocated in the manner provided under Regulations Section 1.704-2(i).

(b)           Nonrecourse Deductions shall be allocated to the Class B Members, pro rata, in accordance with their Class B Percentage Interests.

(c)           The Company shall make special allocations of items of income, gain, loss and deductions (as determined under the Regulations under Code Section 704) to comply with (i) the Partnership Minimum Gain provisions of Regulations Section 1.704-2(f); (ii) the Partner Minimum Gain provisions of Regulations Section 1.704-2(i); and (iii) the “qualified income offset” provisions of Regulations Section 1.704-1(b)(2)(ii)(d).

(d)           The allocations set forth in this Section 4.2 are intended to comply with the certain requirements of the Regulations under Code Section 704.  If NASDI Holdings determines that the allocations under this Agreement do not comply with the Code or the Regulations, this Section 4.2 shall be interpreted to allow the Company to make allocations in accordance with the Code and the Regulations.  Notwithstanding the other provisions of this Agreement, to the extent possible, allocations under this Section 4.2 shall be such that after such allocations each Member’s Capital Account (determined after taking into account allocations that are expected to be made under this Section 4.2 in future years such as the chargeback provisions set forth in Section 4.2(c)(i) and (ii)) shall equal the Capital Account that the Member would have if no special allocations been made under this Section 4.2.

4.3           Other Allocation Rules.

(a)           In the event Members are admitted to the Company pursuant to this Agreement on different dates, the Company items of income, gain, loss, deduction and credit allocated to the Members for each Company taxable year during which Members are so admitted shall be allocated among the Members using any convention permitted by Code Section 706 and selected by NASDI Holdings.

(b)           In the event a Member Transfers its Interest during a Company taxable year, the allocation of Company items of income, gain, loss, deduction and credit allocated to such Member and its Transferee for such Company taxable year shall be made between such Member and its Transferee in accordance with Code Section 706 using any convention permitted by Code Section 706 and selected by NASDI Holdings.

(c)           For purposes of Regulations Section 1.752-3(a)(3), the Members agree that excess “excess Nonrecourse Liabilities” shall be allocated pursuant to any method permitted under Regulations Section 1.752-3(a)(3) as selected by NASDI Holdings.

(d)           To the extent permitted by Regulations Sections 1.704-2(h)(3) and 1.704-2(i)(6), the Members shall endeavor to treat distributions of Available Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distribution would not cause or increase an Adjusted Capital Account deficit for any Member.

4.4           Tax Allocations:  Code Section 704(c) Allocations.

(a)           Except as otherwise provided in this Section 4.4, all items of Company income, gain, loss, deduction and credit shall for federal and applicable state and local income tax purposes be allocated among the Members in the same manner as they share correlative Profits, Losses or Company items of income, gain, loss or deduction, as the case may be, for the Company taxable year. Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or other items or distributions pursuant to any provision of this Agreement.

(b)           In accordance with Code Section 704(c) and the Regulations thereunder, but solely for income tax purposes, income, gain, loss and deduction with respect to any property contributed to the capital of the Company (including income, gain, loss and deduction determined with respect to the alternative minimum tax) shall be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes (including such adjusted basis for alternative minimum tax purposes) and its initial Gross Asset Value, including, but not limited to, special allocations to a contributing Member that are required under Code Section 704(c) to be made upon distribution of such property to any of the non-contributing Members.  Further, in the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) of the definition of “Gross Asset Value” contained herein, such that “reverse section 704(c)

allocations” are required under Regulations Section 1.704-3(a)(6), then solely for federal income tax purposes, subsequent allocations of income, gain, loss and deduction with respect to such asset (including income, gain, loss and deduction determined with respect to the alternative minimum tax) shall take account of any variation between the adjusted basis of such asset (including such adjusted basis for alternative minimum tax purposes) and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(c)           Any other elections or other decisions relating to allocations under this Section 4.4 shall be made by NASDI Holdings in any manner that reasonably reflects the purpose and intention of this Agreement; provided, however, unless NASDI Holdings otherwise selects another method, the Company shall utilize the “traditional method” (without currative allocations) for purposes of the allocation method under Regulations Section 1.704.3.

ARTICLE V
DISTRIBUTIONS

5.1           Distributions of Available Cash Flow.

(a)           Except as otherwise provided in Article X, to the extent the Company has Available Cash Flow (other than from a Sale Transaction) for any calendar year as determined by the Board of Managers in accordance with the definition of Available Cash Flow contained herein, the Company shall distribute Available Cash Flow to the Class B Members in accordance with their Class B Percentage Interests not later than March 31st following the end of such calendar year.

(b)           Except as otherwise provided in Article X, to the extent the Company has Available Cash Flow from a Sale Transaction, as determined by the Board of Managers, the Company shall distribute the Available Cash Flow as follows:

(i)            first, to the Class A Members, pro rata in accordance with the Class A Percentage Interest, until the Class A Members have been distributed an aggregate amount under this Section 5.1(b)(i) equal to the Class A Liquidation Preference Amount;  and

(ii)           the balance, to the Class B Members, pro rata in accordance with their Class B Percentage Interest.

(c)           Notwithstanding Section 5.1(a), to the extent that a Member would be distributed, pursuant to such Section during any fiscal year, an amount in excess of the maximum amount which could be distributed to such Member without causing the Member otherwise to recognize gain under Code Section 731(a), then such distribution shall be, to the extent possible, an advance or draw (as described in Regulations Section 1.731-1(a)(1)(ii)) against such Member’s allocations of Profits and items of income and gain for the Company taxable year in which such distribution is made.

(d)           Immediately prior to any Sale Transaction, the Company shall distribute all Available Cash Flow (determined before giving effect to such Sale Transaction) in accordance with Section 5.1(a).

5.2           Tax Distributions.

(a)           Notwithstanding Section 5.1, the Company shall distribute on April 1, June 1, September 1, and December 1 of each year an amount equal to one quarter of the current calendar year Member Tax Distribution.  Each Member’s Member Tax Distribution shall equal the Applicable Tax Rate multiplied by the Net Taxable Income for the calendar year.  Subject to Section 5.2(b), the “Applicable Tax Rate” for any taxable year shall be forty percent (40%).  The “Net Taxable Income” of a Member for a taxable year shall be the taxable income of the Company allocated to such Member (excluding any Code Section 704(c) items in respect of contributed property) for such year (after being reduced by the amount by which taxable losses allocated to such Member under this Agreement for prior taxable years exceeds taxable income allocated to such Member under this Agreement in prior years).  Amounts distributed under this Section 5.2 shall constitute advances on amounts otherwise distributable under Section 5.1(a).  No distributions will be required under this Section 5.2 with respect to items of income or gain resulting from a Sale Transaction.

(b)           If the method for making estimated tax payments changes for federal income tax purposes, then NASDI Holdings may revise the timing of distributions under Section 5.2(b) to reflect such changes.  If NASDI Holdings determines in good faith that the highest effective combined federal, state, and local income tax rate for any calendar year applicable to the Members is higher or lower than forty percent (40%), then the Applicable Tax Rate shall be adjusted for such calendar year to reflect such highest effective combined rate; provided, however, the Applicable Tax Rate for each calendar year shall be the same for each Member.

5.3           Withholding.  If the Company is required by applicable law to pay any tax that is attributable to a Member (or a status of a Member), including, without limitation, federal or state withholding taxes, state personal property taxes, and state unincorporated business taxes, then such Member shall indemnify and reimburse to the Company an amount equal to such tax (including, without limitation, any interest or penalties associated with such tax).  The Company may offset distributions to any Member that such Member is entitled to under this Agreement against such Member’s obligation under this Section 5.3.  A Member’s obligation to indemnify and reimburse the Company shall survive the Member selling or disposing of its Interests in the Company and the termination, dissolution, liquidation, or winding up of the Company.

ARTICLE VI
MANAGEMENT POWER, RIGHTS AND DUTIES

6.1           Management.

(a)           Board of Managers.

(i)            The Company will be exclusively and completely managed by, and the powers of the Company shall be exercised by or under the authority of, a management board comprised of three (3) members (the “Board of Managers”).  The Class A Members shall be entitled to appoint not less than two (2) members of the Board of Managers (the “Class A Managers”), and, so long as Berardi or a Permitted Transferee of Berardi continues to be a Class B Member, such Class B Member shall have the absolute right to appoint one member of the Board of Managers (the “Berardi Manager”); provided, however, that the Berardi Manager shall, if other than Berardi, be reasonably acceptable to the Class A Members.  In the event that Berardi or a Permitted Transferee of Berardi is no longer a Class B Member, then the Class A Members shall be entitled to appoint all three (3) members of the Board of Managers.  The number of members of the Board of Managers (each, a “Manager”) may be changed from time to time by vote of the Board of Managers.  Unless otherwise determined by the Board of Managers, the Managers will not be compensated for serving on the Board of Managers; provided, however, the Board of Managers may approve reimbursement for the actual reasonable expenses incurred by a Manager in performing such duties.

(ii)           Members of the Board of Managers shall initially consist of Douglas B. Mackie and Deborah A. Wensel (the Class A Managers) and Berardi (the Berardi Manager).  Except as otherwise set forth herein, each Manager will continue to serve as a Manager until such Manager’s death, resignation, or removal.

(iii)          The Class A Managers may only be removed by vote of the Class A Members.  The Berardi Manager may only be removed by vote of Berardi (or a Permitted Transferee thereof) (so long as Berardi or a Permitted Transferee of Berardi continues to be a Class B Member).  In the event that Berardi or a Permitted Transferee of Berardi is no longer a Class B Member, then the Berardi Manager may be removed by the Class A Members.

(iv)          A Manager may resign by providing written notice to the Board of Managers.  The resignation takes effect when received by the Board of Managers.  Any vacancy occurring in the Board of Managers, including vacancies resulting from an increase in size of the Board of Managers, or upon the death, resignation or removal of a Manager, shall be filled by the Class A Member; provided, however, that any vacancy resulting upon the death, resignation or removal of a Berardi Manager shall be filled by Berardi or a member of his Family, so long as Berardi (or a Permitted Transferee thereof) continues to be a Class B Member.

(b)           General Powers.  Except as otherwise provided herein, the Board of Managers, acting as a group, has the sole authority to manage and control the business, affairs and properties of the Company and is authorized to make any contracts, enter into any transactions, and make and obtain any commitments on behalf of the Company to conduct or further the Company’s business.  Upon approval of the Board of Managers, each Manager and any officer appointed pursuant to Section 6.1(d) is authorized to act for the Company to effectuate any action so approved.

(c)           Meetings of the Board of Managers.

(i)            The Board of Managers of the Company may hold meetings, both regular and special, either within or without the State of Delaware.  Managers may participate in such meetings in person or by teleconference.

(ii)           Regular meetings of the Board of Managers shall be held quarterly without notice at such time and at such place as shall from time to time be determined by the Board of Managers.

(iii)          Special meetings of the Board of Managers may be called by a majority of the Managers on twenty-four (24) hours’ notice to each Manager, either personally or by mail, facsimile or confirmed e-mail, specifying the time, date and purpose of such special meeting.

(iv)          Minutes of each meeting of the Board of Managers shall be recorded and maintained along with a record of votes taken at each such meeting.

(v)           Each Manager shall have one (1) vote in all decisions of the Board of Managers.  Except for the matters set forth on Schedule II attached hereto which shall require the unanimous approval of the members of the Board of Managers and unless a greater number is otherwise required by law, the Certificate or this Agreement, action by the Board of Managers requires either (1) a resolution approved by the affirmative vote of at least a majority of the Managers present at a meeting of the Board of Managers with a quorum present (being at least a majority of the Managers then serving on the Board of Managers), or (2) a written action, signed by at least that number of Managers necessary to adopt a resolution at a properly called meeting attended by all the Managers entitled to vote on the matter.

(d)           Officers.

(i)            The Board of Managers may appoint officers of the Company in its sole discretion, which officers shall include a President, a Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents (the number thereof to be determined by the Board of Managers), a Treasurer, a Secretary, and such other officers including one or more Assistant Treasurers and Assistant Secretaries as the Board of Managers may determine (collectively, the “Officers”).  The Members agree to cause the Board of Managers to nominate and elect the following individuals as Officers of the Company from the date of this Agreement until their successors are chosen and qualified; and all officers of the Company shall hold office until their earlier death, resignation or removal:

President and Chief Executive Officer	Douglas B. Mackie
Vice President and Treasurer	Deborah A. Wensel
Vice President	Timothy Higgins
Vice President	George Lemelman
Secretary	Luis A. Rivera
Assistant Secretary	Ellen Parker Burke

(ii)           The Board of Managers may choose such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the

Board of Managers; and all officers of the Company shall hold office until their successors are chosen and qualified or until their earlier death, resignation or removal.  Any Officer may resign at any time upon written notice to the Company directed to the Board of Managers and the Secretary.  Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective.  The Board of Managers may remove any Officer or agent with or without cause at any time by the affirmative vote of a majority of the Board of Managers.  Any such removal shall be without prejudice to the contractual rights of such Officer or agent, if any, with the Company, but the election of an Officer or agent shall not of itself create any contractual rights.  Any vacancy occurring in any office of the Company by death, resignation, removal or otherwise may be filled by the Board of Managers.  The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Board of Managers.

(iii)          President.  The President shall preside at all meetings of the Board of Managers at which he or she is present, subject to the powers of the Board of Managers.  The President shall execute bonds, mortgages and other contracts, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Managers to some other officer or agent of the Company.  The President shall have such other powers and perform such other duties as may be prescribed by the Board of Managers or as may be provided in this Agreement.

(iv)          Chief Executive Officer.  The Chief Executive Officer shall be the principal executive officer of the Company; shall, in the absence of the President, preside at all meetings of the Board of Managers at which he or she is present; subject to the powers of the Board of Managers and the President, shall have general charge of the business, affairs and property of the Company, and control over its officers, agents and employees; and shall see that all orders and resolutions of the Board of Managers are carried into effect.  The Chief Executive Officer shall execute bonds, mortgages and other contracts, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Managers to some other officer or agent of the Company.  The Chief Executive Officer shall have such other powers and perform such other duties as may be prescribed by the Board of Managers, the President or as may be provided in this Agreement.

(v)           Chief Financial Officer.  The Chief Financial Officer of the Company shall, under the direction of the Board of Managers and the President, be responsible for all financial and accounting matters and for the direction of the offices of Treasurer and Controller.  The Chief Financial Officer shall have such other powers and perform such other duties as may be prescribed by the President or the Board of Managers or as may be provided by this Agreement.

(vi)          Vice Presidents.  Any Vice President in the order determined by the Board of Managers or by the President shall, in the absence or disability of the

President, act with all of the powers and be subject to all the restrictions of the President.  The Vice Presidents shall also perform such other duties and have such other powers as the Board of Managers, the President or this Agreement may, from time to time, prescribe.

(vii)         Secretary and the Assistant Secretaries.  The Secretary shall attend all meetings of the Board of Managers, all meetings of the committees thereof and record all the proceedings of the meetings in a book or books to be kept for that purpose.  The Secretary shall keep or cause to be kept, at the principal office of the Company or at the Secretary’s office, the records of the Company in which are contained the names of all Members and each such Member’s record address, and the Class A Percentage Interest or Class B Percentage Interest, as applicable, held by each.  Under the President’s supervision, the Secretary shall give, or cause to be given, all notices required to be given by this Agreement or by law; and shall have such powers and perform such duties as the Board of Managers, the President or this Agreement may, from time to time, prescribe.  The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Managers, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Managers, the President, or Secretary may, from time to time, prescribe.

(viii)        Treasurer and Assistant Treasurer.  The Treasurer shall, subject to the authority of the Chief Financial Officer, have the custody of the limited liability company funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company; shall deposit all monies and other valuable effects in the name and to the credit of the Company as may be ordered by the Board of Managers; shall cause the funds of the Company to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the President and the Board of Managers, at its regular meeting or when the Board of Managers so requires, an account of the Company; and shall have such powers and perform such duties as the Board of Managers, the President, the Chief Financial Officer or this Agreement may, from time to time, prescribe.  The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Managers, shall in the absence or disability of the Treasurer perform the duties and exercise the powers of the Treasurer.  The Assistant Treasurers shall perform such other duties and have such other powers as the Board of Managers, the President, the Chief Financial Officer or Treasurer may, from time to time, prescribe.

(ix)           Other Officers; Security.  The other officers, if any, of the Company shall have such duties and powers as generally pertain to their respective offices and such other duties and powers as the Board of Managers shall from time to time delegate to each such officer.  The Board of Managers may require any officer, agent or employee to give security, by bond or otherwise, for the faithful performance of his or her duties.

(e)           Limitation on Authority of and Action by Members.  Except for a Person who is a Member and also a Manager or Officer, no Member shall be entitled to participate in or vote in matters involving the management or business of the Company, all such authority being vested in the Board of Managers.  No Member shall have authority, either express or implied, to bind the Company.  This Section 6.1(e) supercedes any authority granted to the Members pursuant to the Act.  Any Member who takes any action or binds the Company in contravention of this Section 6.1(e) shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify, defend and hold the Company, the Managers, the Officers and the other Members harmless with respect to the loss or expense.

6.2           Voting or Other Actions by Members.

(a)           Unless otherwise specified in this Agreement, approval by or authorization of any action which requires a vote, consent, approval or action of or an election by a class of Members shall require the consent of Members holding in the aggregate a majority of the Interest of such class.

(b)           Unless otherwise specified by the Act or in this Agreement, the Class A Members shall have the sole right and power to vote on any matter submitted for the approval or consent of the Members, and the Class B Members shall have no right or power to vote in respect of such matters; provided, however, that if the Act or other applicable law gives the Class B Members the right to vote on any matter, then unless the Act or other applicable law requires otherwise, the Class A Members and the Class B Members shall vote as a single class.  Such vote may be taken at a meeting of the Members or by written consent in accordance with the provisions of Section 6.2(c).

(c)           Any action requiring the vote, consent, approval or action of or an election by the Members or required to be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, will be signed by Members holding at least the percentage of the Interests required for such approval, consent or action.

6.3           Transactions with the Company.  Any Member or any Affiliate thereof may lend money to, borrow money from, act as a surety, guarantor or endorser for, guaranty or assume one or more obligations of, provide collateral for or transact other business with the Company and derive and retain the profits therefrom; provided that, other than transactions contemplated by the Management Agreement, (i) any such contract, transaction, dealing or agreement is approved by the Board of Managers and (ii) such Member or Affiliate has made full and adequate disclosure to the Board of Managers with respect to all reasonably applicable information about such transactions or dealings with the Company.  The validity of any such transaction or dealing or any payment or profit related thereto or derived therefrom shall not be affected by any relationship between the Company and such Member or any of its Affiliates.  In any of these cases, dealings and undertakings between the Company and any Affiliate, Member or Affiliate of a Member may or may not be at arm’s length and on commercially reasonable terms.

6.4           Limited Liability.

(a)           Except as otherwise provided by the Act or in this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Manager, Officer or Member (or any Affiliate of a Manager, Officer or Member) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Manager, Officer or Member of the Company.

(b)           To the extent that at law or in equity, a party shall have duties (including fiduciary duties) and liabilities to the Company or the Members, such duties and liabilities may be restricted by provisions of this Agreement.

(c)           To the fullest extent permitted under the Act, the Delaware General Corporation Law or any other applicable law as currently or hereafter in effect, none of the Board of Managers or any Manager, Officer or any Affiliate of any thereof shall be personally liable, responsible or accountable in damages or otherwise to the Company or any of its Members for or with respect to any action taken or failure to act on behalf of the Company within the scope of the authority conferred on such party by this Agreement or by law.  In addition to, and not by way of limitation of, the preceding sentence, none of the Board of Managers or any Manager, Officer or any Affiliate of any thereof shall be liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Manager or Officer, except for liability for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law.  Any repeal or modification of this Section 6.4 shall not adversely affect any right or protection of any Member existing prior to such repeal or modification.

(d)           The Board of Managers and each Member, Manager and Officer shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to the matters the Board of Managers or such Member, Manager or Officer reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

6.5           Indemnification.

(a)           Each Person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that such Person, is or was a Member, Manager or Officer of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee, fiduciary, or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (each hereinafter and “indemnitee”) and whether the basis of such proceeding is alleged action in an official capacity as a member, manager, director, officer, employee or agent or in any other capacity while serving as a member, manager, director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent which it is empowered to do so unless prohibited from doing so by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such Person and judgments, fines and amounts paid in settlement in connection with such proceeding) and such indemnification shall inure to the benefit of such indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 6.5(b), the Company shall indemnify any such Person seeking indemnification in connection with a proceeding (or part thereof) initiated by such Person only if such proceeding (or part thereof) was authorized by the Board of Managers of the Company.  The right to indemnification conferred in this Section 6.5 shall be a contract right and, subject to Sections 6.5(b) and 6.5(e), shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition.  The Company may, by action of the Board of Managers, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of Members, Managers and Officers.

(b)           Any indemnification of a Manager or Officer of the Company under Section 6.5(a) or advance of expenses under Section 6.5(e) shall be made promptly, and in any event within thirty (30) days, upon the written request of the Member, Manager or Officer; provided, however, that no payment of any indemnification claims shall be made prior to the approval of such payment by the Board of Managers.  If a determination by the Company that the Member, Manager or Officer is entitled to indemnification pursuant to this Section 6.5 is required, and the Company fails to respond within sixty (60) days to a written request for indemnity, the Company shall be deemed to have approved the request.  If the Company denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advances as granted by this Section 6.5 shall be enforceable by the Member, Manager or Officer in any court of competent jurisdiction.  Such Person’s costs and expenses incurred in connection with successfully establishing his, her or its right to indemnification, in whole or in part, in any such action shall also be indemnified by the Company.  If shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Act for the Company to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Company.  Neither the failure of the Company (including its Board of Managers, independent legal counsel, or its Members) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he, she or it has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including its Board of Managers, independent legal counsel, or the Members) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c)           The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 6.5 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, provision of the Certificate, this Agreement, agreement, vote of the Members or disinterested Managers or otherwise.

(d)           The Company may purchase and maintain insurance on its own behalf or on behalf of any Person who is or was a Manager, Officer, employee, fiduciary or agent of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Section 6.5.

(e)           Unless otherwise determined by the Board of Managers in a specific case, expenses incurred by any Person described in Section 6.5(a) in defending a proceeding shall be paid by the Company in advance of such proceeding’s final disposition upon receipt of an undertaking by or on behalf of the Member, Manager or Officer to repay such amount if it shall ultimately be determined that such indemnitee is not entitled to be indemnified by the Company.  Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Managers deems appropriate.

(f)            For purposes of this Section 6.5, references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its members, managers, directors, officers, and employees or agents, so that any Person who is or was a member, manager, director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a member, manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 6.5 with respect to the resulting or surviving company as he, she or it would have with respect to such constituent company if its separate existence had continued.

ARTICLE VII
BOOKS AND RECORDS

7.1           Books and Records; Inspection by Members.  The Board of Managers shall keep (or cause to be kept) proper and usual books and records pertaining to the business of the Company.  The books and records of the Company shall be kept at the principal office of the Company or at such other places, within or without the State of Delaware, as the Board of Managers shall from time to time determine.  As provided by the Act, any Member or Manager of record shall have the right to examine, at any reasonable time or times for all purposes, the books and records of account, minutes and records of the Company and to make copies thereof.  Such inspection may be made by any agent or attorney of the Member or Manager, as applicable.

7.2           Tax Matters.

(a)           Unless otherwise provided herein, all elections and decisions required or permitted to be made by the Company under any applicable tax law shall be made by the Board of Managers (including the election under Code Section 6231(a)(1)(B)(ii) to have Code Section 6231(a)(1)(B)(i) not to apply (the “TEFRA Partnership Election”)).  The Board of Managers shall cause to be prepared and filed all necessary federal, state and local income tax returns on a timely basis.    Each Member shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.  Any balance sheet and capital account included in the preparation of the Company’s federal income tax return (and to the extent applicable, any state income tax return) will be based upon the Company’s method of accounting and principles under federal income tax law, rather than GAAP, Capital Account or other principles.

(b)           If the TEFRA Partnership Election is made, then for any applicable Company taxable year, NASDI Holdings is hereby designated the initial tax matters partner for the Company within the meaning of Code Section 6231(a)(7) (the “Tax Matters Partner”); provided, however, (i) in exercising its authority as Tax Matters Partner, the Tax Matters Partner will be limited by the provisions of this Agreement affecting tax aspects of the Company; and (ii) the Tax Matters Partner will give prompt notice to the Board of Managers of the receipt of any written notice that the Service or any state or local taxing authority intends to examine the Company income tax returns for any year, the receipt of written notice of the beginning of an administrative proceeding at the Company level relating to the Company under Code Section 6223, the receipt of written notice of the final partnership administrative adjustment relating to the Company pursuant to Code Section 6223, and the receipt of any request from the Service for waiver of any applicable statute of limitations with respect to the filing of any tax return by the Company.

(c)           Each Member acknowledges that this Agreement creates a partnership for federal and state income tax purposes, and hereby agrees not to elect under Code Section 761 or applicable state law to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute applicable to the Company.

(d)           No Member, Manager, Officer, agent or employee of the Company may file Service Form 8832 (or such alternative or successor form) to elect to have the Company be classified as a corporation for federal income tax purposes, in accordance with Regulations Section 301.7701-3 without the prior written consent of each of the Members.  Unless and until the Members elect to file such form electing to have the Company be classified as a corporation for federal income tax purposes, the Members shall take such other action as may be necessary or required (and permitted under the terms of this Agreement) to maintain the status of the Company as a partnership for federal income tax purposes.

7.3           Financial Records.  All financial records shall be maintained and reported using GAAP, except as set forth in Section 7.2(a).

7.4           Fiscal Year.  The fiscal year of the Company shall begin on the first day of January and end on the last day of December each year, unless otherwise determined by the Board of Managers.

7.5           Deposits.  All funds of the Company shall be deposited in an account or accounts in such banks, trust companies or other depositories as the Board of Managers may select.

7.6           Checks, Drafts, Etc..  All checks, drafts or other orders for the payment of money shall be signed (i) by and Officer or (ii) by those Persons specifically authorized from time to time by the Board of Managers.

7.7           Accountant.  An accountant(s) may be selected from time to time by the Board of Managers to perform such tax and accounting services as may from time to time be required.

7.8           Legal Counsel.  One or more attorney(s) at law may be selected from time to time by the Board of Managers to review the legal affairs of the Company and to perform such other services as may be required and to report to the Board of Managers with respect thereto.

ARTICLE VIII
TRANSFER OR ASSIGNMENT OF INTERESTS

8.1           Restrictions on Transfer; Certain Representations and Warranties.

(a)           Unless a Transfer of all or any portion of an Interest is made in accordance with the provisions of this Agreement, such Transfer shall not be valid or have any force or effect.

(b)           Each Member represents and warrants to the Company that such Member has acquired his, her or its Interest solely for such Member’s own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof, and that the provisions of this Agreement and any Transfer of such Interest will be made only in compliance with all applicable federal and state securities laws.

8.2           Certain Permitted Transfers.  Notwithstanding anything contained in this Agreement to the contrary, Interests may be Transferred, subject to this Article VIII, including the last paragraph of this Section 8.2, as follows:

(a)           by Berardi to any member of his Family;

(b)           Berardi or any Permitted Transferee thereof may transfer his, her or its Interest, as applicable, to any corporation, limited liability company, trust or partnership (including, without limitation, a family limited partnership) which Berardi or any member of his Family, or such Permitted Transferee, (i) owns, directly or indirectly, all of the equity interest in such entity, and (ii) has solely voting power with respect thereto;

(c)           upon termination of any trust or a trust or custodianship under the Uniform Gifts to Minors Act, by a trustee or custodian to the person or persons who, in accordance with the terms of such trust or custodianship, are entitled to receive the Interest held in trust or custody;

(d)           NASDI Holdings may transfer its Interest to any Person which is an Affiliate, and without limiting the foregoing a Change in Control shall not constitute a Transfer;

(e)           by a Member or by a Permitted Transferee to any Person provided the prior approval of a majority of the disinterested members of the Board of Managers to any such Transfer is obtained by the proposed transfer; or

(f)            from the Transferor to the Company; or

(g)           any Transfer of an Interest (whether a Class A Interest and/or a Class B Interest) held by the initial Class A Member.

Any Interest permitted to be Transferred by this Section 8.2 shall remain subject thereafter to the restrictions on Transfer contained in this Agreement and, as a condition to any such Transfer, each Transferee thereof (a “Permitted Transferee”) shall be required to execute and deliver to the Company a properly completed Supplement to this Agreement and agree to become a party to this Agreement and be bound by the provisions of this Agreement, and deliver such other documents, instruments and certificates as the Company may reasonably request in order that the Company may be satisfied that the foregoing requirements have been satisfied.

8.3           Drag-Along.  In the event NASDI Holdings proposes to enter into a Sale Transaction and, if Berardi or any Permitted Transferee thereof were to participate in the Sale Transaction, the consummation of the Sale Transaction would result in Berardi or such Permitted Transferee receiving consideration therefrom of an amount equal to or greater than $1,500,000, then if NASDI Holdings requests in writing that Berardi or such Permitted Transferee participates in the Sale Transaction, Berardi or such Permitted Transferee shall participate and vote in favor of such Sale Transaction, not exercise any appraisal/dissenters rights with respect to the Sale Transaction, tender his, her or its Class B Interest in exchange for the consideration, if appropriate, and otherwise cooperate in all respects to implement and effect the Sale Transaction including, without limitation, the execution of all appropriate customary documents.

8.4           Tag Along.  In the event NASDI Holdings proposes to sell any of its Interest representing at least 20% of the then total Interests of all Members to a Third Party, NASDI Holdings covenants and agrees to permit Berardi or any Permitted Transferee thereof to participate in such transaction on a pro rata basis (as the other Class B Interests) if Berardi or such Permitted Transferee so elects by written notice delivered to NASDI Holdings within ten (10) days after NASDI Holdings gives Berardi or such Permitted Transferee notice of such transaction.  If Berardi or such Permitted Transferee elects to participate, he, she or it shall vote in favor of such Sale Transaction, not exercise any appraisal/dissenters rights with respect to the Sale Transaction, tender his, her or its Class B Interest in exchange for the consideration, if appropriate, and otherwise cooperate in all respects to implement and effect the Sale Transaction including, without limitation, the execution of all appropriate customary documents.

8.5           Call Options.

(a)           Upon the occurrence of any of the following events (“Call Events”): (i) the voluntary termination by Berardi of his employment with NASDI Holdings (including Berardi’s election not to renew the term of his employment under the Employment Agreement) or the termination for Cause by NASDI Holdings of Berardi’s employment with NASDI Holdings, (ii) the termination of Berardi’s employment with NASDI Holdings for any reason other than as set forth in the preceding clause (i), (iii) a Change of Control of GLD Corporation, or (iv) for any reason after December 31, 2010, GLD Corporation shall have the option to purchase all (but not less than all) of the Interest owned by Berardi (or any Permitted Transferee thereof), all in the manner, for the applicable purchase price set forth in Section 8.5(c).

(b)           The option of GLD Corporation under Section 8.5(a) shall be exercisable by service of written notices upon Berardi (or any Permitted Transferee thereof) and each other Member (i) with respect to an option exercised pursuant to Section 8.5(a)(i) or (ii), within thirty (30) days after the termination of Berardi’s employment with NASDI Holdings, (ii) with respect to an option exercised pursuant to Section 8.5(a)(iii), within thirty (30) days after the date the Change of Control is consummated, or (iii) with respect to an option exercised pursuant to Section 8.5(a)(iv), any time after December 31, 2010.

(c)           The purchase price for an Interest described in Sections 8.5(a)(ii) - 8.5(a)(iv) shall be determined as of the first date of exercise of the purchase options giving rise to such purchase and shall be equal to (i) the sum of (A) (1) the average annual EBITDA for the prior two years of the Company (or any predecessor thereto), multiplied by (2) four (4), minus (B) the total Indebtedness of the Company, minus (C) the Class A Liquidation Preference Amount (less the aggregate amount distributed as provided in Section 5.1(b)(i)), multiplied by (ii) the Class B Percentage Interest being sold.  The purchase price for an Interest described in Section 8.5(a)(i) shall be determined as of the first date of exercise of the purchase options giving rise to such purchase shall be equal to the lesser of (i) $1,500,000 or (ii) an amount equal to (A) the sum of (1) (x) the average annual EBITDA for the prior two years of the Company (or any predecessor thereto), multiplied by (y) four (4), minus (z) the total Indebtedness of the Company, (2) minus the Class A Liquidation Preference Amount (less the aggregate amount distributed as provided in Section 5.1(b)(i)), multiplied by (B) the Class B Percentage Interest being sold.

ARTICLE IX
RESTRICTION ON THE RIGHT TO PURCHASE

9.1           Restriction on the Right to Purchase.  Notwithstanding anything to the contrary contained in this Agreement, in the event that GLD Corporation is validly prohibited by law or contract (including, without limitation, under the Great Lakes Credit Agreement, the Great Lakes Bonding Agreement and the Great Lakes Indenture) from purchasing an Interest (or any portion thereof) subject to an option it has exercised hereunder, GLD Corporation shall have one hundred twenty (120) days after the exercise of such option to remove or otherwise remedy such prohibition before such option expires.

ARTICLE X
DISSOLUTION AND WINDING UP

10.1         Liquidating Events.  The Company shall dissolve and commence winding up and liquidating only upon the first to occur of any of the following (“Liquidating Events”):

(a)           Any time there are no Members;

(b)           The entry of a decree of judicial dissolution under the Act or any other event or circumstance requiring dissolution under the Act, subject however to any cure for such event or circumstance as may be set forth in the Act; and

(c)           The sale of all or substantially all of the assets of the Company.

The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Liquidating Event.  The Members further agree that in the event the Company is dissolved prior to a Liquidating Event, the Company may be continued upon the election of the Class A Members at such time to so continue the Company; provided, such election occurs within thirty (30) days of the event triggering such dissolution.  An election under this Section 10.1 shall be effected when the Class A Members holding a majority of the Class A Interests so elect in writing or at a meeting of the Class A Members.

10.2         Winding Up.  Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members.  No Manager, Officer or Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs.  Such Managers and Officers as remain after the occurrence of a Liquidating Event shall continue to have the same relative duties and authority as existed prior to the occurrence of a Liquidating Event, subject to the requirements of the preceding sentence, and the Board of Managers (or, if there are no Managers remaining, the senior Officer) shall have the authority to delegate the duties and authority of any Officers’ positions then vacant to any other Officers.  The senior Officer remaining (or, in the event there are no Officers remaining, any Person selected by the Class A Members) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and the Property of the Company shall be liquidated as promptly as is consistent with obtaining the fair value thereof but in any case by the later of (x) the end of the Company taxable year in which such Liquidating Event occurred or (y) the date ninety (90) days after such Liquidating Event occurred, and the proceeds therefrom, to the extent sufficient, shall be applied and distributed, subject to any reasonable reserves maintained for contingent or other obligations of the Company, in the following order:

(a)           first, to the satisfaction (whether by payment or the making of reasonable provision for payment thereof) of all of the Company’s debts and liabilities to creditors other than Members;

(b)           second, to the satisfaction (whether by payment or the making of reasonable provision for payment thereof) of all of the Company’s debts and liabilities to Members;

(c)           third, as provided in Section 5.1(b).

10.3         Gross Asset Value.  Any distribution of property (other than cash) under Section 10.2 shall be made based upon the Gross Asset Value (after giving effect to any adjustments in accordance with Regulations Section 1.704-1(b)(2)(iv)(f)(5)).

10.4         Capital Account Deficit Restoration.  No Member will be obligated to restore after a Liquidating Event any deficit in its Capital Account, and no creditor of the Company will have any right to enforce any obligation to restore any deficit Capital Account of any Member.

ARTICLE XI
AMENDMENTS

11.1         Amendments.  Subject to Section 11.2, this Agreement may be altered, amended or repealed, or a new Agreement may be adopted, upon the prior written consent of all of the Members.

ARTICLE XII
MISCELLANEOUS

12.1         Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if served personally; three (3) business days after the date of mailing, if mailed, by first class mail, registered or certified, postage prepaid; one (1) business day after delivery to the courier if sent by private receipt courier guaranteeing next day delivery, delivery charges prepaid; and, if delivered by facsimile transmission, on the date of transmission if delivered prior to 4:00 p.m. Chicago time on a business day, and, if after 4:00 p.m. on the next business day following transmission; and in each case, addressed to such Member at the address shown for such Member on Schedule I hereto or at such other place as the respective Member may, from time to time, designate in a written notice to the other Members.  All communications among Members in the normal course of the business of the Company shall be deemed sufficiently given if sent by regular mail, postage prepaid.

12.2         Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

12.3         Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforced by any creditor of the Company or any Member.

12.4         Remedies Cumulative.  No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

12.5         Headings.  Article, Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

12.6         Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

12.7         Incorporation by Reference.  Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

12.8         Further Action.  Each Member agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

12.9         Governing Law.  The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members, without regard to the principles of conflicts of laws.

12.10       Consent to Jurisdiction.  All judicial proceedings brought against any party to this Agreement with respect to this Agreement may be brought in any state or federal court of competent jurisdiction in the Commonwealth of Massachusetts, and by execution and delivery of this Agreement, each party accepts, for itself and in connection with its properties, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available.  Each party irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its notice address specified in Section 12.1, such service to become effective ten (10) days after such mailing.  EACH PARTY IRREVOCABLY WAIVES (A) TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, AND (B) ANY OBJECTION (INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT IN ANY JURISDICTION SET FORTH ABOVE.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any party to bring proceedings against any other party in the courts of any other jurisdiction.

12.11       Waiver of Action for Partition.  Each of the Members irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Property of the Company.

12.12       Counterpart Execution.  This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Limited Liability Company Agreement as of the day first above set forth.

CLASS A MEMBER:

NASDI HOLDINGS CORPORATION

By:	/s/ Deborah A. Wensel
Deborah A. Wensel
Senior Vice President, Chief Financial
Officer and Treasurer

CLASS B MEMBERS:

NASDI HOLDINGS CORPORATION

By:	/s/ Deborah A. Wensel
Deborah A. Wensel
Senior Vice President, Chief Financial
Officer and Treasurer

/s/ Christopher A. Berardi
Christopher A. Berardi

COMPANY:

NASDI, LLC

By:	/s/ Douglas B. Mackie
Douglas B. Mackie
President and Chief Executive Officer

SCHEDULE I

Class A Members

	CAPITAL CONTRIBUTIONS	CLASS A PERCENTAGE INTEREST
NAMES AND ADDRESSES	Gross Asset Value of Property
1.NASDI Holdings Corporation	$28,000,000	100%

TOTALS:	$28,000,000	100%

Class B Members

	CAPITAL CONTRIBUTIONS	CLASS B PERCENTAGE INTEREST
NAMES AND ADDRESSES	Gross Asset Value of Property
1.NASDI Holdings Corporation	NA	65%

2.Christopher A. Berardi	NA	35%

TOTALS:	NA	100%

SCHEDULE II

Unanimous Approval of Board of Managers

1.                                      Incurrence of Indebtedness other than as permitted by Section 3.5.

2.                                      Capital expenditures (including, without limitation, any acquisition of assets or property, or any acquisition of a business, division or line of business, or any acquisition of the equity interests of any business or entity) in the aggregate in excess of $500,000 in any fiscal year.

3.                                       Approval of an annual budget for the Company and its Subsidiaries.

EXHIBIT A

FORM OF SUPPLEMENT

SUPPLEMENT NO.                dated as of                          , 20     to the Limited Liability Company Agreement dated as of                            , 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among the Members party thereto (individually, a “Member” and collectively, the “Members”) and NASDI, LLC, a Delaware limited liability company (the “Company”).

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

The Agreement provides that additional Members of the Company may become Members under the Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Member of the Company (the “New Member”) is executing this Supplement in accordance with the requirements of the Agreement to become a                   Member under the Agreement.

Accordingly, the Company and the New Member agree as follows:

SECTION 1.  The New Member by his, her or its signature below becomes a                    Member under the Agreement with the same force and effect as if originally named therein as a                     Member and the New Member hereby agrees to be bound by and subject to all of the terms and conditions set forth in the Agreement as a                  Member thereunder.  Each reference to a “Member” or to a “                          Member” in the Agreement shall be deemed to include the New Member.  The Agreement is hereby incorporated herein by reference.

SECTION 2. The New Member represents and warrants to the Company and the other Members that this Supplement and the Agreement constitute the legal, valid and binding obligation of the New Member, enforceable against the New Member in accordance with its terms.

SECTION 3.  This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Company shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Member and the Company.

SECTION 4.  Except as expressly supplemented hereby, the Agreement shall remain in full force and effect.

SECTION 5.  THIS SUPPLEMENT SHALL BE GOVERNED AS TO VALIDITY, CONSTRUCTION AND IN ALL OTHER RESPECTS BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

SECTION 6.  All communications and notices hereunder shall be in writing and given as provided in Section 12.1 of the Agreement.

IN WITNESS WHEREOF, the New Member and the Company have duly executed this Supplement to the Agreement as of the day and year first above written.

[NEW MEMBER]

By:
Name:
Title:

NASDI, LLC

By:
Name:
Title: